INVESTOR CONTACT	MEDIA CONTACT
Scott Wylie - Vice President	Sue Martenson - Senior Manager
Investor Relations	Public Relations
(408) 544-6996	(408) 544-8158
swylie@altera.com	newsroom@altera.com

ALTERA ISSUES 2015 GUIDANCE

San Jose, Calif., December 10, 2014 - Altera Corporation (NASDAQ: ALTR) today announced key guidance elements for 2015.

During the fourth quarter, the company typically issues key guidance elements for the following year. Data for 2015 appears in the following table:

Gross Margin                                67% to 69%
Research and Development (1)    Approximately        $441 million
SG&A                        "            $319 million
Other Income/Expense                    Expense of $3 to $6 million
Tax Rate                    "            13% to 14%
Diluted Share Count (Wt. Avg.)        "            300 million
Capital Expenditures                "            $28 million

Note (1): The business outlook for Research and Development expense includes amortization of acquisition-related intangible assets.

Today's Conference Call
A conference call will be held today at 1:45 Pacific Time to discuss Altera's 2015 guidance. A web cast and subsequent replay will be available in the Investor Relations section of the company's website at www.altera.com. A telephonic replay of the call may be accessed later in the day by calling (719) 457-0820 and referencing confirmation code 258712. The telephonic replay will be available for two weeks following the live call.

Forward-Looking Statements

Statements in this press release that are not historical are "forward-looking statements" as the term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally written in the future tense and/or preceded by words such as "will," "expects," "anticipates," or other words that imply or predict a future state. Forward-looking statements include, but are not limited to, projections included in the 2015 guidance above. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainty that can cause actual results to differ from those currently anticipated, due to a number of factors, including without limitation, global economic conditions, customer business environment, customer inventory levels, product development schedules, discrete tax items, and vertical market mix. Other risk factors are discussed in documents filed by the company with the Securities and Exchange Commission (SEC) from time to time. Copies of Altera's SEC filings are posted on the company's website and are available from the company without charge. Forward-looking statements are made as of the date of this release, and, except as required by law, the company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

About Altera

 Altera programmable solutions enable system and semiconductor companies to rapidly and cost-effectively innovate, differentiate and win in their markets. Find out more about Altera's FPGA, CPLD and ASIC devices at www.altera.com. Follow Altera via Facebook, RSS and Twitter.

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